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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                     FORM 8-K

                                  CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported):  June 27, 2002

                          RX TECHNOLOGY HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)


          Nevada                       33-35508                82-0498177
(State or Other Jurisdiction    (Commission File Number)    (I.R.S. Employer
     of Incorporation)                                     Identification No.)

                              2264 Seventh Street
                          Mandeville, Louisiana 70471

          (Address of principal executive offices including zip code)

                                 (504) 727-9412

              (Registrant's telephone number, including area code)

FORWARD-LOOKING STATEMENTS

        This report on Form 8-K includes forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 or Section 21E of the Securities Act of 1934, as amended, including statements regarding the anticipated filing of future periodic reports by the Company. Such forward-looking statements are based on assumptions, which the Company believes are reasonable but are, by their nature, inherently uncertain. In all cases, results could differ materially from those projected. Some of the important factors that could cause actual results to differ from any such forward-looking statements, including the timing of the formal completion or closing of the Company's sale of substantially all of its business assets as detailed below, and in other reports that hereafter may be filed by the Company under the Securities Exchange Act of 1934.

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

     On May 9, 2002, the Registrant ("Company") and its operating subsidiary, RX Technology, Inc., entered into an Asset Purchase Agreement ("Agreement") with Gravitas Communications, Inc, a Nevada corporation substantially owned and controlled by Gravitas International, Inc. ("Gravitas"), a Florida corporation with its principal executive office located at 1027 South Rainbow Boulevard, Unit 391, Las Vegas, Nevada 89145.

     At the time of the proposed asset purchase and sale, the Company was in the business of designing, integrating, deploying, operating and supporting digital

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imaging business and equipment, particularly at high speed entertainment rides and theme park locations. Gravitas proposed a sale of substantially all of the equipment and business assets ("Assets") owned and utilized by the Company in its current business and agreed to have all of the Assets appraised for value by an independent third-party appraisal firm.

     After the parties to the Agreement completed due diligence, including an evaluation of the amount of secured indebtedness that existed and related to the Assets, the Agreement was signed by the buyer and seller on May 9, 2002, subject to a variety of closing conditions, the successful satisfaction of which at the time were speculative.

     The Agreement recites a purchase price for the Assets of $1,176,413 as the cash purchase price and an assumption of outstanding liabilities of the Company, most of which were secured by the Assets. Included in the assumption of liabilities is approximately $1,600,000 of secured indebtedness owed by the Company to Biz-Cap. Pursuant to the Agreement, the total amount of indebtedness to be assumed by the buyer is not to exceed $4,000,000.

     Closing of the transaction described in the Agreement is to occur on a date which is the later of (i) October 31, 2002, or (ii) the date when all closing conditions set forth in the Agreement are satisfied or waived by the party entitled to satisfaction of the conditions subject to waiver. At closing, the Company is to deliver to the purchaser, all of the Assets, free and clear of all liens, charges, encumbrances and adverse claims and free of any and all claims to continued possession or ownership.

     After the closing of the sale and purchase of the Assets, all existing contracts of the Company are to be assumed and performed by the purchaser of the Assets and/or by Gravitas.

     As of June 27, 2002, the Company was notified by or on behalf of Gravitas that certain material conditions to be satisfied as a condition to closing the sale and purchase of the Assets, were substantially satisfied or waived and that closing would take place within a reasonably short time thereafter. Although a formal closing has not occurred at the date of this report, the Company now believes that closing is imminent and that the sale of substantially all of the Assets will take place in the near future.

     In addition to the sale of the Assets pursuant to the terms and conditions of the Agreement, a consulting agreement is proposed to be entered into between the Company's principal shareholder and chief executive officer, Donald Rex Gay ("Mr. Gay") and Gravitas or its operating subsidiary. It is contemplated that at the time that the consulting agreement with Mr. Gay is formally executed, Mr. Gay is to receive a signing bonus equal to $1,410,000 of Gravitas common stock, which common stock is now the subject of price quotations on the Over-the-Counter Electronic Bulletin Board maintained by the National Association of Securities Dealers, Inc., and which is quoted under the symbol "GVTS." The amount of compensation to be paid to Mr. Gay under the proposed consulting agreement includes amounts accrued for back salary and expenses as well as prospective consulting services to be rendered. A second consulting agreement is proposed to be entered into between the Company's former chief financial officer, Michael Schulman ("Mr. Schulman") and Gravitas or its operating subsidiary. It is contemplated that at the time that the consulting agreement with Mr. Schulman is formally executed, Mr. Schulman is to receive a
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signing bonus equal to $403,587 of Gravitas common stock, which common stock is now the subject of price quotations on the Over-the-Counter Electronic Bulletin Board maintained by the National Association of Securities Dealers, Inc., and which is quoted under the symbol "GVTS." The amount of compensation to be paid to Mr. Schulman under the proposed agreement includes amounts accrued for back salary and expenses.

     In the case of both consulting agreements referenced herein, one-half or 50% of the shares of GVTS common stock to be received by Messrs. Gay and Schulman is to be issued without restrictive legend with the remainder to be issued with restrictive legend.

     At the date of filing of this report, neither consulting agreement referenced herein has been executed by the parties thereto.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

    (a)         Financial statements of business acquired:  Not applicable

    (b)         Pro forma financial information:  Not applicable

    (c)         Exhibits:

Exhibit Number               Description of Exhibits
--------------               -----------------------

10.1 Asset Purchase Agreement dated May 9, 2002 Between the Registrant and Gravitas Digital Communications, Inc.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        RX TECHNOLOGY HOLDINGS, INC.
                                        (Registrant)

Dated   October 2, 2002              By:  /s/ D. Rex Gay
                                        -------------------------------------
                                        D. Rex Gay
                                        President and Chief Executive Officer




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